UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest reported event):  November 28, 2012

NORANDA ALUMINUM HOLDING CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-34741	20-8908550
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

801 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (615) 771-5700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑  Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

❑  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.04.	Mine Safety – Reporting of Shutdowns and Patterns of Violations

The Dodd-Frank Wall Street Reform and Consumer Protection Act contains reporting requirements regarding mine safety, including a requirement to disclose the receipt of a written notice from the Mine Safety and Health Administration ("MSHA") of a potential pattern of violations under section 104(e) of the Federal Mine Safety and Health Act of 1977 (the “Mine Act”).

On November 28, 2012, we received written notification from MSHA that a potential pattern of violations of mandatory health or safety standards under the Mine Act exists at our alumina refinery in Gramercy, Louisiana (“the Gramercy Refinery”).  Under an Interagency Agreement between MSHA and the Occupational Safety and Health Administration, MSHA has jurisdiction over alumina refineries.

MSHA uses a screening process to identify mines that it believes exhibit a potential pattern of violations. MSHA’s screening process included a review of the Gramercy Refinery’s compliance, accident, and employment records for the 12 months ending September 30, 2012.

Noranda has committed significant resources over the past year to improve its record of compliance.  However, we intend to submit to MSHA a corrective action program designed to reduce the rate and severity of findings in future MSHA inspections.   Failure to reduce the rate and severity of findings in future MSHA inspections could result in MSHA making the determination that a pattern of violations does exist at the Gramercy Refinery. Such a determination could have a significant impact on the operations of the Gramercy Refinery.  We intend to continue to work cooperatively with MSHA to improve our future inspection results and to demonstrate the commitment we and our employees share to continual improvement in our safety program and safety performance.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                NORANDA ALUMINUM
                                                                                                HOLDING CORPORATION

Date:  December 17, 2012                                               By:   /s/ Gail E. Lehman

                                                                                                Gail E. Lehman

                                                                                                Chief Administrative Officer